- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the registrant  /x/
Filed by a party other than the registrant  / /

Check the appropriate box:

/ /     Preliminary proxy statement
/x/     Definitive proxy statement
/x/     Definitive additional materials
/ /     Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            PLY GEM INDUSTRIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                            CHARLES M. MODLIN, ESQ.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/     $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

(2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,

    or the form or schedule and the date of its filing.

(1) Amount previously paid:

- --------------------------------------------------------------------------------

(2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

(3) Filing party:

- --------------------------------------------------------------------------------

(4) Date filed:

- --------------------------------------------------------------------------------

- ------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(PLY GEM LOGO) 777 Third Avenue, New York, NY 10017 (212) 832-1550

JEFFREY S. SILVERMAN
Chairman of the Board and
Chief Executive Officer

                                                                  April 15, 1994

To Our Stockholders:

     It is our pleasure to invite you to the 1994 Annual Meeting of Stockholders, which will be held on Thursday, May 12, 1994, at 8:30 A.M., at the Des Moines Marriott Hotel, 700 Grand Avenue, Des Moines, Iowa. Our meeting has been scheduled to coincide with the rededication of SNE Enterprises, Inc.'s assembly facility in Leon, Iowa which has been retooled for the production of wood/vinyl composite windows. All stockholders are invited to attend the opening ceremonies for the facility which will take place in Leon at Noon, at which time Governor Terry E. Branstad is expected to rededicate the facility.

     We are pleased to report that in late March 1994 the holders of approximately $50 million principal amount of the Company's 10% Convertible Senior Subordinated Debentures due 2008 exchanged them for 2,751,349 shares of Common Stock of the Company. After the conversion, the Company had 14,624,267 shares of Common Stock outstanding.

     I look forward to greeting you at the meeting at which time I plan to report on the Company's current operations and its future prospects. At the meeting, stockholders will be asked to consider and vote upon the election of seven Directors and proposals to adopt the Company's Incentive Compensation Plan and 1994 Employee Incentive Stock Plan.

     The formal Notice of Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please promptly mark, sign and date the enclosed proxy and return it in the enclosed envelope to assure that your shares will be represented. I would appreciate a response from you in order to avoid repeat solicitations which involve additional avoidable expenses to the Company.

     I appreciate your interest in our Company.

                                          Sincerely yours,

                                          /s/ Jeffrey S. Silverman

                                          JEFFREY S. SILVERMAN

                            PLY GEM INDUSTRIES, INC.

- --------------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
- --------------------------------------------------------------------------------

                                                              New York, New York
                                                                  April 15, 1994

To the Stockholders of
  PLY GEM INDUSTRIES, INC.:

     The Annual Meeting of Stockholders of Ply Gem Industries, Inc. will be held at the Des Moines Marriott Hotel, 700 Grand Avenue, Des Moines, Iowa, on May 12, 1994 at 8:30 A.M. for the following purposes:

          (1) To elect directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

          (2) To consider and vote on a proposal to adopt the Incentive Compensation Plan;

          (3) To consider and vote on a proposal to adopt the 1994 Employee Incentive Stock Plan; and

          (4) To transact such other business as may properly come before the meeting and any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on March 14, 1994 are entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.

     Stockholders who do not expect to attend in person, but wish their stock to be voted on matters to be presented to the meeting, are urged to sign, date and return the enclosed proxy in the accompanying envelope to which no postage need be affixed if mailed within the United States.

                                           By Order of the Board of Directors,

                                                     STANFORD ZEISEL,
                                                        Secretary

                            PLY GEM INDUSTRIES, INC.
                                777 THIRD AVENUE
                            NEW YORK, NEW YORK 10017

                            ------------------------
                                PROXY STATEMENT
                            ------------------------

     This statement is furnished with respect to the solicitation of proxies by the Board of Directors for the Annual Meeting of Stockholders of Ply Gem Industries, Inc. (the 'Company') to be held at 8:30 A.M. on May 12, 1994 or at any adjournment or adjournments thereof, at the Des Moines Marriott Hotel, 700 Grand Avenue, Des Moines, Iowa. The approximate date on which the proxy statement and form of proxy was first sent or given to stockholders was April 15, 1994.

     Proxies in the accompanying form which are properly executed and duly returned to the Board of Directors will be voted at the meeting. Any proxy may be revoked by the stockholder at any time prior to its being voted.

     The expense of the solicitation of proxies for the meeting, including the cost of mailing, will be borne by the Company. In addition to mailing copies of this material to stockholders, the Company may request persons, and reimburse them for their expenses with respect thereto, who hold stock in their names or custody or in the names of nominees for others to forward copies of such material to those persons for whom they hold stock of the Company and to request authority for the execution of the proxies. In addition to the solicitation of proxies by mail, it is expected that some of the officers, directors, and regular employees of the Company, without additional compensation, may solicit proxies on behalf of the Board of Directors by telephone, telefax, and personal interview. The Company has also retained D.F. King & Co., Inc. to aid in the solicitation of proxies, at an estimated cost of $8,000 plus reimbursement of reasonable out-of-pocket expenses.

     As of the close of business March 14, 1994, the date for determining the stockholders of record entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof, there were issued and outstanding 12,430,043 shares of the Company's Common Stock, the holders thereof being entitled to one vote per share.

                             ELECTION OF DIRECTORS

     The persons named in the accompanying proxy intend to vote for the election as directors the seven nominees listed herein. All of the nominees have consented to serve if elected. All directors will be elected to hold office until the next annual meeting of stockholders, and, in each case, each director will serve until his successor is elected and qualified or until his earlier resignation or removal. If a nominee should be unable to act as a director, the persons named in the proxy will vote for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Each of the nominees presently serves as a director.

     Set forth below is biographical information for each of the nominees. Unless otherwise indicated, each has served in the stated capacity with the Company for the last five years.

     Herbert P. Dooskin, age 52, joined the Company in 1986 as Executive Vice President at which time he also became a Director.

     Joseph M. Goldenberg, age 68, a co-founder of Goldenberg Group, Inc., a wholly owned subsidiary of the Company, has served as its Chairman since 1983 and as a Director of the Company since 1983.

     David Gotterer, age 65, is a certified public accountant and Partner in the New York City public accounting firm of Mason & Company. He has been a Director of the Company since 1982. He is also a Director of GIANT GROUP, LTD. and Rally's Hamburgers, Inc.

     Monte R. Haymon, age 56, joined the Company as of January 3, 1994, at which time he was named President and Chief Operating Officer and a Director. Prior to joining the Company, Mr. Haymon served as President and Chief Executive Officer of Packaging Corp. of America, a $2 billion international packaging products company.

     Albert Hersh, age 78, a co-founder of the Company, has been a Director of the Company since 1954. He presently provides consultative services to the Company.

     Elihu H. Modlin, age 66, has been a Director of the Company since 1992 and general counsel to the Company since 1960. He is a partner in the law firm of Messrs. Elihu H. Modlin and Charles M. Modlin.

     Jeffrey S. Silverman, age 48, joined the Company and became a Director in 1981. He has served as Chief Executive Officer of the Company since 1984 and Chairman of the Board since 1985. He served as President of the Company from 1984 through January 2, 1994. Mr. Silverman is a Director of the American Stock Exchange.

     Shares represented by proxies solicited by the Board of Directors, will, unless contrary instructions are given, be voted in favor of the election as Directors of the nominees named above. If a stockholder wishes to withhold authority to vote for any nominee, such stockholder can do so by following the directions set forth on the form of proxy solicited by the Board of Directors or on the ballot distributed at the Annual Meeting if such stockholder wishes to vote in person. Directors shall be elected by a majority vote of the votes of the shares of Common Stock present in person or represented by proxy at the meeting.


     During 1993, the Board of Directors held eight meetings. Members of the Compensation Committee and Audit Committee of the Board of Directors include Messrs. Gotterer, Hersh and Modlin. The Compensation Committee makes recommendations to the Board of Directors with respect to compensation to be paid to the Company's principal executive officers. The Audit Committee reviews the audit plan with the Company's independent accountants, the scope and results of their audit and other related audit and accounting issues. The Board of Directors as a whole functions as a nominating committee to propose nominees for director to the Board of Directors. In accordance with the terms of an employment agreement entered into with Mr. Haymon, the Chairman of the Board of the Company has agreed to nominate and vote for Mr. Haymon as a member of the Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 14, 1994 by each nominee for Director, by each of the executive officers included in the Summary Compensation Table below, and all directors and executive officers as a group:

                                                                                          AMOUNT
                                     NAME OF                                           BENEFICIALLY      PERCENT OF
                                 BENEFICIAL OWNER                                      OWNED (1)(2)         CLASS
- ----------------------------------------------------------------------------------  ------------------  -------------
Jeffrey S. Silverman..............................................................           2,659,412           16.6%

Jeffrey S. Silverman, Herbert P. Dooskin, Joseph Goldenberg and Stanford Zeisel as
  trustees of the Ply Gem Industries, Inc. Group Pension and Profit Sharing Trusts
  (the 'Trusts')(3)...............................................................             983,214            6.2

Ralph Delman......................................................................             138,963              *

Herbert P. Dooskin................................................................             544,136            3.4

Joseph M. Goldenberg..............................................................              95,775              *

David Gotterer....................................................................              86,000              *

Monte R. Haymon...................................................................             237,500            1.5

Albert Hersh......................................................................              61,066              *

Donald Kruse......................................................................              41,000              *

Elihu H. Modlin...................................................................              15,250              *

All Directors and Executive Officers as a group...................................           4,515,645           28.3

- ------------------

* Indicates holdings of less than 1%.

(1) Directly and indirectly. The inclusion of securities owned by others as beneficially owned by the respective nominees and officers does not constitute an admission that such securities are beneficially owned by them. All of the named individuals have, except for unexercised options, voting powers with respect to the aforesaid shares.

(2) Includes shares which may be acquired pursuant to existing stock options which are exercisable through May 12, 1994 and restricted stock holdings.

(3) Represents shares owned of record by the Trusts.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ending December 31, 1991, 1992 and 1993, the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid for those years, to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company and its subsidiaries at the end of 1993.

                                       SUMMARY COMPENSATION TABLE
                                                                                    LONG TERM COMPENSATION
                                                                                   ------------------------
                                                                                            AWARDS
                 NAME                                                              ------------------------
                  AND                                                              RESTRICTED    SECURITIES
               PRINCIPAL                               ANNUAL COMPENSATION           STOCK       UNDERLYING     ALL OTHER
               POSITION                           -----------------------------      AWARD        OPTIONS      COMPENSATION
               --------                   YEAR    SALARY ($)(2)    BONUS ($)(2)       ($)           (#)           ($)(3)
                                          ----    -------------    ------------    ----------    ----------    ------------
Jeffrey S. Silverman(1)                   1993      1,873,625        2,963,540(4)          --      522,500         64,924
  Chairman of the Board and               1992      1,373,625        2,492,399(4)          --      335,000         66,048
  Chief Executive Officer                 1991      1,248,746        1,472,000(4)   1,781,250(5)   262,000
  of the Company.

Ralph Delman                              1993        405,000           40,598             --        9,000          9,764
  President--Great Lakes                  1992        385,000          171,400             --        9,000         10,860
  Window, Inc., a wholly owned            1991        366,025               --             --        9,000
  subsidiary of the Company.(6)

Herbert P. Dooskin                        1993        404,750          175,000             --       84,000         13,966
  Executive Vice President                1992        379,750          175,000             --       85,000         15,090
  of the Company.                         1991        357,750          155,625             --       86,000

Joseph M. Goldenberg                      1993        405,000          214,445             --        9,000         11,066
  Chairman--Goldenberg                    1992        385,000               --             --       10,000         12,124

  Group, Inc., a wholly owned             1991        365,000          154,574             --       11,000
  subsidiary of the Company.

Donald Kruse                              1993        171,000          414,906             --        9,000         18,294
  President--Sagebrush                    1992        163,000          307,672             --        8,000         19,353
  Sales, Inc., a wholly owned             1991        155,000           93,386             --        4,000
  subsidiary of the Company.

(1) During the three-year period reflected in the Summary Compensation Table above, Mr. Silverman also served as President of the Company. During that period the Company's net income increased at an average annual compound rate of approximately 45%. Mr. Silverman's 1993 compensation was determined in accordance with the provisions of an employment agreement entered into with the Company in 1986. To reemphasize his commitment to the Company's future growth, increase operating results and enhance stockholder value, Mr. Silverman has initiated a reduction of 25% of his 1994 salary to which he is contractually entitled.

(2) Includes salary and bonus payable pursuant to employment agreements with each of the named executives. A modification to Mr. Silverman's 1986 employment agreement with the Company became effective January 1, 1991. Based upon the provisions of the 1986 employment agreement, Mr. Silverman would have been entitled to additional payments of salary and bonus during the years 1986-1990 of approximately $5,000,000 in excess of the salary and bonus actually paid to him. In partial consideration for the modification to his employment agreement, Mr. Silverman receives incentive compensation payments of $495,000 per annum. These incentive compensation payments are subject to Mr. Silverman's continued employment with the Company and to the Company having net income at least equal to 75% of the net income of the Company for the year ended December 31, 1990. They are also subject to payment in full in the event of the death or disability of Mr. Silverman or in the event of a change in control of the Company. Accordingly, with respect to Mr. Silverman, bonus for each of the years reported includes $495,000 in incentive compensation payments.

(3) 'All Other Compensation' includes for each of the named executives (i) a contribution in the amount of $10,500 in 1992 and $9,400 in 1993 made by the Company to the Ply Gem Industries Group Profit Sharing Plan; (ii) the following life insurance premiums or economic benefit calculated pursuant to P.S.--58 in 1992: Mr. Silverman--$55,548; Mr. Delman--$360; Mr. Dooskin--
    $4,590; Mr. Goldenberg--$1,624; and, Mr. Kruse--$8,853; and, (iii) the following life insurance premiums or economic benefit calculated pursuant to P.S.--58 in 1993: Mr. Silverman--$55,524; Mr. Delman--$364; Mr.
    Dooskin--$4,566; Mr. Goldenberg--$1,666; and, Mr. Kruse--$8,894. In accordance with the transition provisions of rules of the Securities and Exchange Commission, information with respect to 1991 is omitted.

(4) Includes $1,544,256 in 1993, $1,393,399 in 1992, and $590,000 in 1991
    principal and accrued interest waived in accordance with the terms of two promissory notes delivered by Mr. Silverman to the Company, and $1,419,284 in 1993, $1,099,000 in 1992, and $882,000 in 1991 cash bonuses. The loans evidenced by such promissory notes were extended to Mr. Silverman in consideration of modifications to the employment agreement he entered into with the Company in 1986. See Note 2 above and 'Employment Contracts and Termination of Employment and Change in Control Arrangements' below. One such promissory note, in the principal amount of $5,900,000, bears interest at 7% per annum and is repayable in annual installments of $590,000; the other, in the principal amount of $3,500,000, bears interest at 7.3% per annum and is repayable in annual installments of $350,000. The aforesaid repayment installments and interest may be waived at the discretion of the Board of Directors and is mandated in the event net income of the Company during the year prior to the scheduled payments are at least 20% in excess of net income for the year prior thereto. This performance standard was met during 1991, 1992 and 1993 and the principal installments and accrued interest due on April 15, 1994 will be waived.

(5) On February 19, 1991, Mr. Silverman was awarded 250,000 shares of restricted stock with a market value on such date of $1,781,250. The market price of the Company's Common Stock on the award date was $7.125 per share. The release of restrictions on these shares is at the rate of 25,000 shares per year and is subject to attainment of certain profit goals of the Company and the continued employment of Mr. Silverman. The profit goals for 1992 were attained and restrictions on 25,000 shares were released. The profit goals for 1993 were attained and restrictions on 25,000 shares will be released. The restrictions lapse in the event of the death or disability of Mr. Silverman or in the event of a change of control of the Company. As of December 31, 1993, Mr. Silverman's aggregate restricted stock holdings totalled 200,000 shares with a value, based on the market price of the Company's Common Stock on December 31, 1993 ($17.75), of $3,550,000. Dividends are paid by the Company on such restricted stock holdings.

(6) Mr. Delman retired from Great Lakes Window, Inc. effective April 6, 1994.

STOCK OPTIONS

     The following table contains information concerning the grant of stock options during 1993 under the Company's Executive Incentive Stock Option Plan and 1989 Employee Incentive Stock Plan to each of the Company's executives listed in the Summary Compensation Table above.

     The table also illustrates the Grant Date Present Value of those stock options based upon the Black-Scholes Model of Valuation, without giving effect to the non-transferability or vesting requirements of the options.

     No matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will depend on the market value of the Company's Common Stock at a future date. If the price of the Company's Common Stock increases, all stockholders will benefit commensurately with the optionees. As of March 31, 1994, there were 14,624,267 shares of Common Stock outstanding. If the Black-Scholes model valuation was equal to the stock price appreciation for the option term for the options granted on January 29, 1993, the gain to all stockholders as a group would be in excess of $85 million.


                                     OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                            ----------------------------------
                                               NUMBER OF
                                              SECURITIES         % OF TOTAL
                                              UNDERLYING       OPTIONS GRANTED    EXERCISE OR                   GRANT DATE
                                            OPTIONS GRANTED     TO EMPLOYEES      BASE PRICE     EXPIRATION      PRESENT
NAME                                            (#)(1)         IN FISCAL YEAR      ($/SH)(2)        DATE       VALUE ($)(3)
- -------------------------------------       ---------------    ---------------    -----------    ----------    ------------
Jeffrey S. Silverman                              9,000(4)            0.9            10.38         5/20/03          46,080
                                                513,500(5)           48.6(6)         12.00         1/29/03       3,086,135

Ralph Delman                                      9,000(4)            0.9            10.38         5/20/03          46,080

Herbert P. Dooskin                                9,000(4)            0.9            10.38         5/20/03          46,080
                                                 75,000(5)            7.1            12.00         1/29/03         450,750

Joseph M. Goldenberg                              9,000(4)            0.9            10.38         5/20/03          46,080

Donald Kruse                                      9,000(4)            0.9            10.38         5/20/03          46,080

- ---------------
(1) All options were granted at market value at the date of grant for a term of ten years, subject to earlier termination in certain instances related to termination of employment.

(2) The required tax withholding obligations related to exercise of certain options may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(3) The amounts shown assume a rate of return based on the Black-Scholes Model of Valuation. The assumptions used were as follows: volatility--30%; risk-free rate of return--6.9% as of January 29, 1993 for the options granted on such date, and 6.3% as of May 20, 1993 for the options granted on such date; dividend yield--1% based on stock prices of $12.00 and $10.375 for the January 29, 1993 options and May 20, 1993 options, respectively, with an annual dividend of $.12; and, assumed time of exercise--10 years. No adjustments were made for non-transferability or risk-of-forfeiture. There can be no assurance that the rate of appreciation assumed for purposes of this table will be achieved. The stock options will have no value to the executives named above or other optionees if the price of the Company's Common Stock does not increase above the exercise price of the option.

(4) These options were exercisable one year following the date of grant, May 20, 1993.


(5) These options were exercisable on the date of grant, January 29, 1993.

(6) These nonqualified options were granted in accordance with a formula included in Mr. Silverman's employment agreement entered into with the Company in 1986 and are based upon increases and decreases in the Company's net income.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Company's executives listed in the Summary Compensation Table above, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

                        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                    AND FY-END OPTION VALUES

                                                                NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                      SHARES                   UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                                    ACQUIRED ON     VALUE       OPTIONS AT FY-END (#)          AT FY-END ($)
                                     EXERCISE     REALIZED    -------------------------  -------------------------
NAME                                    (#)          ($)      EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE
- ----------------------------------  -----------  -----------  -------------------------  -------------------------
Jeffrey S. Silverman                         --           --          2,815,250/9,000         21,798,629/66,375

Ralph Delman                                 --           --             91,500/9,000            700,875/66,375

Herbert P. Dooskin                       45,070      287,321            552,500/9,000          4,128,375/66,375

Joseph M. Goldenberg                     11,000       93,500             48,000/9,000            374,500/66,375

Donald Kruse                              6,000       27,000             31,000/9,000            213,000/66,375

PENSION PLANS

     The officers named above are covered by the Company's tax qualified Group Pension Plan which provides pension benefits to certain employees not covered by collective bargaining agreements.

     Eligible employees retiring at age 65 with twenty or more years of service are entitled to an annual pension benefit in an amount equal to their highest 5 year average compensation earned during the last 10 years of employment times
(1) 15% of said amount up to a social security integration level and (2) 30% of said amount in excess of that level to a maximum of $100,000. The Group Pension Plan recognizes total compensation to a maximum of $100,000 for each calendar year for each employee. The benefits listed are not subject to any deduction for Social Security or other offset amounts. All employees are fully vested after 5 years of service.

     The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's qualified Group Pension Plan:

                               PENSION PLAN TABLE

                                           YEARS OF SERVICE
                         -----------------------------------------------------
REMUNERATION                15         20         25         30         35
- -----------------------  ---------  ---------  ---------  ---------  ---------
$100,000 or more.......  $  17,910  $  23,880  $  23,880  $  23,880  $  23,880

     Presently credited years of service for the officers named in the Summary Compensation Table above who participate in the Company's retirement program are Herbert P. Dooskin--seven years; Jeffrey S. Silverman--eleven years; Joseph M. Goldenberg--five years; Ralph Delman--five years; and Donald Kruse--five years. Messrs. Dooskin and Silverman have minimum benefits in excess of those shown in the table attributable to their prior participation in the Company's pension plan and a minimum benefit provision contained in the Group Pension Plan which grandfathers the level of benefits in effect under the terms of the plan on September 30, 1987. The annual excess for Messrs. Dooskin and Silverman is $12,830 and $58,330, respectively.

DIRECTOR COMPENSATION

     Each nonemployee Director receives compensation of $22,500 per year in addition to $500 for each committee meeting attended. No fees are payable to officers and employees of the Company who serve as Directors. During 1993, Messrs. Gotterer, Hersh and Modlin were each granted 9,000 options at an exercise price of $10.38 per share.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Hersh, a director of the Company and a member of its Compensation Committee, is a co-founder and former president of the Company. The Company has entered into a consulting agreement with Mr. Hersh whereby he provides consulting services to the Company. During 1993, the Company paid $126,000 to Mr. Hersh for his consulting services. Mr. Modlin, also a director of the Company and a member of its Compensation Committee, has been general counsel to the Company since 1960. In 1993, Mr. Modlin's law firm received $565,000 for professional services rendered to the Company. Mr. Gotterer, a director of the Company, is also a member of the Compensation Committee.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has employment agreements with Messrs. Dooskin, Goldenberg, Kruse and Silverman. These agreements provide for continued service in their present positions until February 9, 1998 with respect to Mr. Kruse, until April 15, 1997 with respect to Mr. Dooskin, until April 30, 2003 with respect to Mr. Silverman, and until April 30, 1995 with respect to Mr. Goldenberg. Except for Mr. Kruse, each of the aforesaid agreements are automatically renewed on an annual basis unless otherwise terminated. Mr. Delman, whose employment agreement provided for continued service until June 30, 1994, retired from Great Lakes Window, Inc. effective April 6, 1994.

     In the case of Messrs. Delman, Goldenberg and Kruse annual compensation is determined by contractual arrangement. In addition, they each receive bonuses based upon an established performance criteria. In the case of Mr. Dooskin, increases in salary and bonus are determined annually by the Board of Directors. Upon Mr. Goldenberg's retirement he will become a consultant to Goldenberg Group, Inc. and shall serve in areas of importance. A modification of the employment agreement Mr. Silverman entered into with the Company in 1986 became effective January 1, 1991. Based upon the provisions of the 1986 employment agreement, Mr. Silverman would have been entitled to additional payments of salary and bonus during the years 1986-1990 of approximately $5,000,000 in excess of the salary and bonus actually paid to him. The amended employment agreement provides for increases in base salary each year of 10% or the cost of living index, whichever is greater. Future bonus payments are determined by the Board of Directors in accordance with certain specified criteria related to the performance of the Company during the prior year and are subject to a minimum of $365,000 per annum and a maximum of $1 million, subject to adjustment. In light of Mr. Silverman's substantial contributions to the Company and its stockholders since joining the Company in 1982, and in consideration for the modification of his employment agreement, the Company extended a loan to Mr. Silverman in the amount of $5,900,000. Mr. Silverman has delivered a promissory note to the Company bearing interest at 7% per annum repayable in annual installments of $590,000. A further modification of Mr. Silverman's employment agreement effective December 23, 1992 provided for, among other things, an extension of the term of the agreement until 2003 and an increase in base salary. In consideration thereof, the Company extended a loan to Mr. Silverman of $3,500,000, bearing interest at the rate of 7.3% per annum, repayable in annual installments of $350,000. The aforesaid repayment installments and interest may be waived at the discretion of the Board of Directors and waiver is mandated in the event net income of the Company during the year prior to the scheduled payments are at least 20% in excess of net income for the year prior thereto. This performance standard was met during 1993 and the principal installments and accrued interest due on April 15, 1994 will be waived.

     Certain of the agreements provide for continued payments in the event of physical or mental incapacity. In the case of Mr. Silverman, these payments continue for the balance of the employment term and thereafter for an indeterminate period at a rate equal to 50% of salary and bonus received during the last year prior to mental or physical incapacity, plus increases based upon increases in the cost of living. The payments continue so long as such mental or physical disability continues. In the event of Mr. Dooskin's physical or mental disability such that he is unable to discharge his responsibilities, he shall receive all payments of salary and bonus for a period of one year. With respect to Mr. Kruse, payments amounting to one-half of his base salary continue for six months.


     In the event of Mr. Silverman's death during the term of the agreement, his estate would continue to receive salary and bonus payments during the balance of the term. In the event of Mr. Dooskin's death, his estate would continue to receive payments for one year.

     The Company pays premiums on life insurance policies on Mr. Dooskin's life. The policies have a death benefit of $4.8 Million. In the event of death during the term of the Mr. Dooskin's employment agreement, the Company would receive approximately $1.8 Million, consisting of the proceeds from a $1.5 Million term life policy and the cash surrender value of a $3.3 Million universal life policy. The Company's rights under the policies would cease if Mr. Dooskin would no longer be an employee of the Company. The life insurance policies maintained by the Company for Mr. Silverman have a death benefit of $12.5 Million. With respect to Mr. Goldenberg, the Company is obligated to maintain a life insurance policy or in the alternative to otherwise provide that in the event of his death during the consulting term, his estate or designee will receive a death benefit equal to two years compensation. Life insurance in the principal amount of $800,000 is maintained with respect to Mr. Kruse, $500,000 of the proceeds of which are payable to the Company.

     Messrs. Dooskin, Kruse and Goldenberg will receive severance pay in an amount equal to 2.75 times average annual compensation plus 2.75 times the difference between the market price and exercise price of any unexercised incentive stock options in the event of a change in control of the Company in accordance with the severance pay resolutions adopted by the Board of Directors.

     The agreements with each of the aforementioned individuals provide for non-competitive commitments during the term of the agreement and for periods subsequent thereto.

     On January 3, 1994, Mr. Monte R. Haymon became President, Chief Operating Officer and a Director of the Company. His employment agreement provides for continued service through December 31, 1997 with automatic renewals on an annual basis unless otherwise terminated. It also provides for minimum payments in 1994 of approximately $1 million and benefits consistent with his position in the Company. The employment agreement provides that increases in salary are determined by the Compensation Committee of the Board of Directors, subject to minimum annual increases of 5%. Subject to stockholder approval, Mr. Haymon's bonuses shall be awarded pursuant to the Company's Incentive Compensation Plan. See 'Proposal to Adopt the Incentive Compensation Plan' below. Further, in accordance with the terms of his employment agreement, the Company has granted to Mr. Haymon 175,000 shares of restricted stock of the Company which vest in four equal installments over the four year term of his employment agreement, provided that a performance-based goal is achieved during such period. Mr. Haymon also received options to purchase 400,000 shares of the Common Stock of the Company at $17.75 per share, 150,000 of which are exercisable after January 4, 1995 and 62,500 of which are currently exercisable, because the market value of the Company's Common Stock reached $22.25 a share since his employment. The remainder become exercisable on January 5, 2003, or earlier, with regards to 62,500 shares and 125,000 shares when the market value of a share of the

Company's Common Stock reaches or exceeds $26.625 and $35.50, respectively.

PERFORMANCE GRAPH

     The following performance graphs assume $100 invested in Ply Gem Industries, Inc. Common Stock, the American Stock Exchange Market Index and Dow Jones Building Materials Index on December 31, 1988 for the Comparison of Five Year Cumulative Total Return, and on December 31, 1992 for the Comparison of One Year Cumulative Total Return. They also assume reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
      AMONG PLY GEM INDUSTRIES, INC., AMERICAN STOCK EXCHANGE MARKET INDEX
& DOW JONES BUILDING MATERIALS INDEX FOR THE FIVE YEARS ENDED DECEMBER 31, 1993

                                                 MEASUREMENT
                                                    POINT
                                                 DECEMBER 31,
                                                     1988        1989    1990    1991    1992    1993
                                                 ------------    ----    ----    ----    ----    ----
Ply Gem Industries, Inc. .....................       $100        $ 96    $ 50    $ 82    $115    $159
Dow Jones Building Materials Index............        100         108      81     109     138     170
AMEX Market Index.............................        100         124     101     129     130     156

                 COMPARISON OF ONE YEAR CUMULATIVE TOTAL RETURN
      AMONG PLY GEM INDUSTRIES, INC., AMERICAN STOCK EXCHANGE MARKET INDEX
   & DOW JONES BUILDING MATERIALS INDEX FOR THE YEAR ENDED DECEMBER 31, 1993

                                                 MEASUREMENT
                                                    POINT
                                                  DECEMBER      MARCH    JUNE    SEPTEMBER    DECEMBER
                                                    1992        1993     1993      1993         1993
                                                 -----------    -----    ----    ---------    --------
Ply Gem Industries, Inc. .....................      $ 100       $ 91     $ 79      $ 105        $138
Dow Jones Building Materials Index............        100        112      103        112         123
AMEX Market Index.............................        100        106      109        115         120

EXECUTIVE COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors (the 'Committee') is comprised of David Gotterer, Albert Hersh and Elihu H. Modlin. The Committee is charged with reviewing and approving compensation of the Company's senior executives. The Company's executive compensation program consists of three main components: base salary, potential for an annual bonus based on performance, and the opportunity to earn stock-based incentives designed to encourage the achievement of superior results over time and ownership of Common Stock of the Company. The Stock Option Committee ('Stock Option Committee') of the Board of Directors is charged with the responsibility of granting stock options and restricted stock awards to executive employees. Messrs. David Gotterer and Albert Hersh are the members of the Stock Option Committee.

     The Company has previously entered into employment agreements with each of the named executives covered in the Summary Compensation Table above, as well as with certain other senior executives. Employment agreements with Ralph Delman, Joseph Goldenberg and Donald Kruse were initially entered into at the time of the acquisition of the business owned and operated by such executive. Mr. Delman retired from Great Lakes Window, Inc. effective April 6, 1994. Each of such executives receive a base salary with fixed annual increases according to the terms of their respective employment agreements and are eligible to receive a bonus in accordance with such contracts based on the performance of the subsidiary employing the senior executive. In general, bonuses are calculated using as a sole criteria a formula based on the operating income earned by the subsidiary. Accordingly, the amount of such bonuses vary for each executive depending on the operating income earned by their respective subsidiary. Such compensation is not linked to the one year cumulative total return set forth on the one year performance graph above. In the case of Mr. Dooskin, increases in salary and bonus are determined annually by the Board of Directors. The Compensation Committee adopted a policy effective January 1, 1994 with respect to all new executive employment arrangements to seek to maintain executive compensation within the deduction cap of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). Reference is made to 'Employment Contracts and Termination of Employment and Change in Control Arrangements' above for a discussion of the Company's employment and other agreements with its senior executives.

     The Company's senior executives are eligible to receive stock options and/or restricted stock in accordance with the Company's stock plans. The objectives of such participation are to align executive and stockholder long term interests and to enable executives to develop and maintain a significant, long-term stock ownership position in the Company. The Company's Stock Option Committee has the responsibility of granting stock options and restricted stock awards to executive and management employees. In granting stock options, the Stock Option Committee takes into account Company performance, subsidiary performance and individual performance. Company and subsidiary performance is measured by increases in earnings and, to a lesser extent, increases in sales, and individual performance is measured by the individual's contributions to such enhanced performance. In the case of Mr. Silverman, the non-qualified stock option grants awarded to him are based upon provisions in Mr. Silverman's employment agreement entered into with the Company in 1986 providing for increase or decrease in the number of options to be granted each year in proportion to the increase or decrease in net income. All of the stock options granted to senior executives in 1993 were exempt from the deduction cap of
Section 162(m) of the Code in accordance with the regulations promulgated thereunder.

     The Chairman of the Board and Chief Executive Officer of the Company is Jeffrey S. Silverman. Mr. Silverman's 1993 compensation was determined in accordance with the provisions of an employment agreement entered into with the Company in 1986. The base salary paid to him was paid in accordance with the provisions of the employment agreement. A modification of Mr. Silverman's employment agreement became effective January 1, 1991. Based upon the provisions of the employment agreement previously in effect, Mr. Silverman would have been entitled to additional payments of salary and bonus during the years 1986-1990 of approximately $5,000,000 in excess of the salary and bonus actually paid to him. In light of Mr. Silverman's substantial contributions to the Company and its stockholders since joining the Company in 1982, and in consideration for the modification of his employment agreement, the Company extended a loan to Mr. Silverman in the amount of $5,900,000. From the time Mr. Silverman joined the Company, the Company's market capitalization increased from approximately $10 million to approximately $245 million as of December 31, 1993. Bonus payments are determined in accordance with Mr. Silverman's employment agreement. Bonus payments are based upon increases or decreases in net income as compared with the prior year and are subject to a minimum of $365,000 per annum and a maximum of $1 million, subject to adjustment. A further modification of Mr. Silverman's employment agreement effective December 23, 1992 provided for, among other things, an extension of the term of the agreement until 2003 and an increase in base salary. In consideration for the modification and the additional contributions made to the Company by Mr. Silverman, the Company extended a loan to Mr. Silverman of $3,500,000. Repayment of principal and interest for these loans may be waived at the discretion of the Board of Directors and waiver is mandated in the event net income of the Company during the year prior to the scheduled payments are at least 20% in excess of net income for the year prior thereto. This performance standard was met during 1993 and the principal installments and accrued interest in an aggregate amount of $1,544,256 due on April 15, 1994 will be waived. In further consideration for the 1991 modification to his 1986 employment agreement, Mr. Silverman receives an additional annual $495,000 bonus as an incentive compensation payment. These payments are subject to Mr. Silverman's continued employment and to the Company having net income at least equal to 75% of the net income of the Company for the year ended December 31, 1990. In 1993 the Company also paid a life insurance premium of $55,524 for Mr. Silverman and contributed $9,400 to his Group Profit Sharing Plan account.

 COMPENSATION COMMITTEE    STOCK OPTION COMMITTEE
- ------------------------  ------------------------
David Gotterer                David Gotterer
Albert Hersh                  Albert Hersh
Elihu H. Modlin

               PROPOSAL TO ADOPT THE INCENTIVE COMPENSATION PLAN

INTRODUCTION

     The Board of Directors has adopted, subject to stockholder approval, an

Incentive Compensation Plan (the 'Plan'). Stockholder approval of the Plan is required by the new Section 162(m) of the Code to ensure the tax deductibility under the Code of future incentive compensation payments to Plan participants. Also required, is that the earning and payment of incentive compensation be 'performance-based' as defined by the tax law and relevant regulations. The Plan provides for the award of both annual and long-term incentive payments, subject to individual payment limits which are tied directly to the Company's income from operations.

     The Plan is intended to promote the interests of the Company (a) through incentive award opportunities for officers, senior executives and other key employees which are tied to Company and/or business unit performance and (b) by providing compensation that is intended to be tax deductible to the Company by virtue of its being 'performance-based' within the meaning of Section 162(m). THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE PLAN.

     The principal features of the Plan are summarized below, but this summary is qualified in its entirely by reference to the Plan itself. Copies of the Plan will be available at the Annual Meeting and may also be obtained by written request to the Company's Secretary.

ADMINISTRATION

     The Plan will be administered by a committee comprised of two or more non-employee members of the Board of Directors, as designated from time to time by the Board of Directors (the 'Committee'). Each of the Committee members will meet the independence requirements of Section 162(m). The Committee will have exclusive power to make all determinations and decisions regarding each participant under the Plan, including Plan interpretation and the adoption of such rules and regulations as it deems necessary and appropriate to meet the Plan's intent; provided, however, that all of such determinations and decisions shall comply with the requirements of Section 162(m). No member of the Committee may receive any award under the Plan.

PARTICIPATION

     The Committee will select all participants under the Plan from among approximately forty officers and other key employees of the Company. The Committee may consider for participation employees nominated by the Chief Executive Officer and the President.

PERFORMANCE PERIODS

     Awards under the Plan consist of annual awards which may cover a single, fiscal year period and long-term awards which cover multiple-year performance periods with each such period comprised of three successive fiscal years. Three-year performance periods can overlap one another.

PERFORMANCE MEASURES


     Subject to the individual payment maximums described below, the determination of payments under the Plan shall be based on the achievement of performance goals and, for persons not affected by Section 162(m), assessment of individual performance and contribution. The performance measures that the Committee may use consist of net income, net sales, income from operations and return on net sales or assets.

MAXIMUM PAYMENTS

     The maximum payment that can be made to a Participant for any annual award is 5% of the Company's income from operations for the applicable Plan year. The maximum individual payment for any long-term award is 2% of the Company's cumulative income from operations for the applicable three-year performance period.

PAYMENTS AND PAYMENT DEFERRED

     Awards will be paid after the close of the applicable performance period and the Committee's determination of the payment amounts based on the performance measures. Payment may be made in cash, shares of Common Stock or a combination of both.

     The Committee may mandate the deferral of payment or may permit participants to elect payment deferrals. Interest or appreciation may be credited towards and paid on deferred payments.

PLAN AMENDMENT AND TERMINATION

     The Committee will have the authority to amend the Plan, provided that no amendment may be made which would increase the maximum individual payments limits for annual and long-term awards or which would otherwise cause the Plan not to comply with the performance-based requirements of Section 162(m).

'UNFUNDED' STATUS

       A participant in the Plan will have no right under the Plan greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts and other arrangements to facilitate or insure payment of the Company's obligations under the Plan, provided that such trusts and arrangements are consistent with the 'unfunded' status of the Plan unless the Committee otherwise determines with the consent of the participant.

OTHER COMPANY PLANS

     Participation in the Plan shall not preclude an employee's participation in any other incentive, bonus, compensation or benefit plan established by the Company.

FUTURE PAYMENTS

     The amounts of any future awards that may be payable to a participating executive under the Plan cannot currently be determined. Mr. Monte R. Haymon, President and Chief Operating Officer of the Company, is the only person so far designated by the Committee to participate in the Plan. Mr. Haymon has been granted an annual award opportunity for fiscal 1994 that will result in a payment of $150,000 if a threshold level of Company's income from operations is achieved. If this level is not achieved, Mr. Haymon will receive no incentive award for 1994 performance and if the threshold level is exceeded, he will receive an incremental proportionately greater payment. Had the threshold level of income from operations been applied to 1993 Company results, no incentive would have been paid to Mr. Haymon. The award granted to Mr. Haymon described above is subject to stockholder approval of the Plan.

STOCKHOLDER APPROVAL

     Adoption of the Plan requires an affirmative vote by the holders of a majority of the votes cast thereon. The directors recommend that stockholders vote FOR the approval of the Incentive Compensation Plan.

            PROPOSAL TO ADOPT THE 1994 EMPLOYEE INCENTIVE STOCK PLAN

INTRODUCTION

     The Board of Directors has adopted the Ply Gem Industries, Inc. l994 Incentive Stock Plan (the '1994 Stock Plan'), subject to its approval by the stockholders of the Company at the Annual Meeting of Stockholders. The 1994 Stock Plan authorizes the Company's Stock Option Committee to grant to eligible participants stock options and/or restricted stock. The 1994 Stock Plan provides for the reservation and availability of 2,250,000 shares of Common Stock of the Company, subject to adjustment for future stock splits, stock dividends, reorganizations and similar events. The shares may be either authorized but unissued shares or Treasury shares. On April 12, 1994, the closing price of a share of the Company's Common Stock was $22.25.

     The l994 Stock Plan's eligibility criteria encompass executives and other key employees of the Company and its subsidiaries, including executives of companies acquired by the Company and its subsidiaries, as selected by the Committee. Approximately 150 persons consisting of executives and key employees of the Company are expected to be eligible for grants under the 1994 Stock Plan.

     The Board of Directors believes that the 1994 Stock Plan, by permitting increased flexibility in the granting of stock options and restricted stock, will provide the Company with significant advantages in attracting, retaining and motivating executives and key employees of the Company and its subsidiaries and executives of businesses which the Company may acquire from time to time, and will better enable the Company to provide incentives to such executives and key employees that are linked to the performance of the Company's business. ACCORDINGLY, THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE 1994 STOCK PLAN.

     The principal features of the 1994 Stock Plan are summarized below, but this summary is qualified in its entirety by reference to the 1994 Stock Plan itself. Copies of the 1994 Stock Plan will be available at the Annual Meeting of Stockholders and may also be obtained by written request to the Company's Secretary. Unless otherwise indicated, all capitalized terms in the discussion of the 1994 Stock Plan shall have the meaning as set forth in the 1994 Stock Plan.

ADMINISTRATION AND GRANTS

     The 1994 Stock Plan is to be administered by a Committee which shall consist of at least two Disinterested Directors. The Committee may grant Incentive Stock Options, Non-Qualified Stock Options and/or Restricted Stock to executives and other key employees of the Company, and its subsidiaries, including executives of businesses which the Company and its subsidiaries may acquire. The maximum number of options or restricted stock which may be granted under the 1994 Stock Plan during any one year to any one employee is 250,000; provided, however, that up to 750,000 options may be granted under the 1994 Stock Plan to the Chairman of the Company in accordance with a formula, based on increases and decreases in the Company's net income, included in his 1986 employment agreement. All of such option grants shall comply with the requirements of Section 162(m) of the Code.

     Incentive Stock Options and Non-Qualified Stock Options. The price specified in an Incentive Stock Option and Non-Qualified Stock Option may not be less than the fair market value on the date such Option is granted. The period during which the Option can be exercised and all other terms of the Option will be fixed by the Committee, but Incentive Stock Options will not be exercisable prior to 12 months from the date of grant. No Option shall be exercisable more than ten years after the date the Option is granted. Options will be exercisable for a minimum of 12 months after termination of employment as a result of death, retirement or disability and, subject to certain exceptions, for three months after termination for any other reason. Payment of the full purchase price is required on the date of exercise, with payment to be made in cash or, in the discretion of the Committee, by delivery of unrestricted stock already owned by an optionee equal in value to the purchase price. Qualified Options are intended to qualify under Section 422 of the Code as Incentive Stock Options.

     The Committee may at any time offer to buy out (or exchange) for a payment in cash, Stock, or Restricted Stock an Option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the optionee at the time that such offer is made.

     Restricted Stock. The Committee may award Restricted Stock subject to certain conditions set forth in the 1994 Stock Plan and such other conditions and restrictions as the Committee may determine which may include, subject to the requirements of Section 162(m), the attainment of specific performance measures or longevity goals. The performance measures that the Committee may use consist of net income, income from operations, net sales, and return on net assets or sales.

     Prior to the lapse of restrictions on shares of Restricted Stock, the participant will have all rights of a stockholder with respect to the shares,

including voting and dividend rights, subject to the conditions and restrictions set forth in the 1994 Stock Plan or the participant's Restricted Stock award agreement.

     A recipient of Restricted Stock must enter into a Restricted Stock award agreement with the Company setting forth the restrictions to which the shares are subject and the date or dates on which the restrictions will lapse. The Committee may permit such restrictions to lapse in installments within the restricted period or may accelerate or waive such restrictions at any time.

     Shares of Restricted Stock are non-transferable and the Committee will have the right to provide, in the event that a participant who holds shares of Restricted Stock terminates employment for any reason (including death) prior to the lapse or waiver of the restrictions, for the vesting or forfeiture of such Restricted Stock, in accordance with the terms and conditions established by the Committee at or after grant.

'UNFUNDED' STATUS OF 1994 STOCK PLAN

     A participant in the 1994 Stock Plan will have no rights under the 1994 Stock Plan greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts and other arrangements to facilitate or insure payment of the Company's obligations under the 1994 Stock Plan, provided that such trusts and arrangements are consistent with the 'unfunded' status of the 1994 Stock Plan unless the Committee otherwise determines with the consent of the participant.

AMENDMENTS AND TERMINATION

     The Board may amend, alter or discontinue the 1994 Stock Plan at any time, but no amendment, alteration, or discontinuation shall be made which would impair the rights of an optionee or participant under the 1994 Stock Plan without the optionee's or participant's consent, or which, without the approval of the Company's stockholders, would, (i) except as provided under the 1994 Stock Plan, increase the number of shares reserved for grants under the 1994 Stock Plan or increase the annual share maximums; (ii) except as provided under the 1994 Stock Plan, decrease the minimum purchase price for stock options to less than 100% of Fair Market Value on the date of grant, (iii) change the class of employees or participants eligible to receive awards, or (iv) extend the maximum option period. The Committee may amend the term of any option or restricted stock grant theretofore granted, retroactively or prospectively, but no such amendment shall impair the rights of any holder without the holder's consent.

CHANGE IN CONTROL PROVISIONS

     The Plan provides that in the event of a Change in Control or Potential Change in Control (i) Stock Options awarded will become immediately exercisable,
(ii) the restrictions applicable to outstanding Restricted Stock will lapse and the shares in question will fully vest, and (iii) the value of all outstanding Options and other awards under the 1994 Stock Plan, unless otherwise determined by the Committee, will be cashed out on the basis of the highest price per share paid in any transaction reported on the principal stock exchange on which the shares are listed, paid in a bona fide transaction, or offered pursuant to a bona fide offer including a tender offer, during the preceding 60-day period, as determined by the Committee. In addition, at any time prior to or after a Change in Control, the Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine appropriate.

FEDERAL INCOME TAXES

     The following discussion summarizes the principal federal income tax consequences of awards under the Plan under existing law. It is included for general information only, and does not describe state or local tax consequences. For tax purposes in unique situations and under special circumstances, awards may be treated in a manner other than described herein.

     Incentive Stock Options are intended to meet the requirements for an 'incentive stock option' as set forth in Section 422 of the Code. Accordingly, it is expected that the optionee will not realize income, either when he receives the option or upon its exercise. With respect to options exercised, the exercise, if any, of the fair market value of the shares on the date of exercise over the option price will be an item of tax preference for purposes of computing the alternative minimum tax. If the optionee later sells or otherwise disposes of shares acquired upon exercise of the option, the difference between the exercise price and the selling price will be reportable income.

     No taxable income is recognized by a recipient of Non-Qualified Stock Options at the time the option is granted. At exercise, income is recognized by the optionee in an amount equal to the difference between the option price paid for the Shares and the fair market value of the Shares on the date of exercise and the Company is entitled to a tax deduction in the same amount. At disposition, appreciation after the date of exercise is deemed taxable income.

     The Company will be entitled (provided it collects required withholding taxes with respect to the income received by the employee with respect to non-qualified stock options) to a deduction for federal income tax purposes at the same time and in the same amount as the optionee is considered to be in receipt of compensation income in connection with the exercise of non-qualified stock options or, in the case of an incentive stock option, a disqualifying disposition of shares received upon exercise thereof. If the holding period requirements outlined above are met, no deduction will be available to the Company in connection with an incentive stock option. Pursuant to Section 162(m) of the Code, for fiscal years beginning after January 1, 1994, the Company will not be able to deduct compensation to certain employees to the extent compensation exceeds one million dollars per tax year. The Company believes that compensation related to options granted under the 1994 Stock Plan will qualify for an exemption for performance-based plans.

     A recipient of restricted stock generally will be subject to income tax on the excess of the fair market value of the restricted stock over its purchase price, if any, at the time the stock is no longer subject to forfeiture. Dividends paid on restricted stock (or amounts applied towards additional restricted stock in lieu of dividends) generally will be treated as compensation that is taxable as ordinary income to the recipient.

GENERAL PROVISIONS

     Any money or property distributed to participants pursuant to the 1994 Stock Plan may be subject to withholding by the Company of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount.

     The 1994 Stock Plan authorizes the acceleration of payment of awards and related shares in the event of a Change in Control as defined in the Plan. Such acceleration or payment may cause part or all of the consideration involved to be treated as a 'parachute payment' under the Code, which may subject the recipient thereof to a 20% excise tax and which may not be deductible by the Company.

STOCKHOLDER APPROVAL

     Adoption of the 1994 Stock Plan requires an affirmative vote by the holders of a majority of the votes cast thereon. The Board of Directors recommends that stockholders vote FOR the approval of the 1994 Stock Plan.

                           APPOINTMENT OF ACCOUNTANTS

     The Board of Directors has selected Grant Thornton as the independent public accountants who will make an examination of the accounts of the Company for the year ending December 31, 1994. A representative from Grant Thornton is expected to be present at the annual meeting to respond to appropriate questions and to make a statement if that representative so desires.

                 PROPOSALS BY STOCKHOLDERS--1995 ANNUAL MEETING

     All proposals by stockholders intended to be presented at the next annual meeting of stockholders (to be held in April 1995) must be received by the Company at its office 777 Third Avenue, New York, New York 10017, no later than November 30, 1994 in order to be included in the proxy statement and form of proxy relating to such meeting. All such proposals must comply with applicable Securities and Exchange Commission rules and regulations.

                                 OTHER BUSINESS

     Management is not aware of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, should any other business properly come before the meeting, or any adjournment or adjournments thereof, the enclosed Proxy confers upon the persons entitled to vote the shares represented by such Proxies, discretionary authority to vote the same in respect to any such other business in accordance with their best judgment in the interest of the Company.

     MANAGEMENT UNDERTAKES TO PROVIDE ITS STOCKHOLDERS WITHOUT CHARGE A COPY OF

THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUEST FOR SUCH REPORT SHOULD BE ADDRESSED TO STANFORD ZEISEL, SECRETARY, PLY GEM INDUSTRIES, INC., 777 THIRD AVENUE, NEW YORK, NEW YORK 10017.

     The form of proxy solicited by the Board of Directors affords stockholders the ability to specify a choice among approval of, disapproval of, or abstention with respect to each matter to be acted upon at the Annual Meeting. Shares represented by the proxy will be voted and, where the solicited stockholder indicates a choice on the form of proxy with respect to any matter to be acted upon, the shares will be voted as specified. Abstentions and broker non-votes will not have the effect of votes in opposition to a person nominated as a Director or 'against' the other proposals to be considered at the Annual Meeting.

     Stockholders are urged to sign the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the envelope enclosed for that purpose. Unless a contrary direction is indicated, Proxies will be voted for the election as directors of the nominees listed in this Proxy Statement and for the other proposals contained in this Proxy Statement. The Proxy does not affect the right to vote in person at the meeting and may be revoked by the stockholder who executed it any time prior to its being voted.

                                            By Order of the Board of Directors

                                                     STANFORD ZEISEL,
                                                        Secretary

April 15, 1994

                    APPENDIX FOR GRAPHIC AND IMAGE MATERIAL

     The preceding Proxy Statement, as it exists in its typeset/printed form, contains graphic and image material that is not ASCII-compatible. Therefore, in accordance with Rule 304 of Regulation S-T, each occurrence of graphic and image material has been replaced in this EDGAR filing with a fair and accurate narrative description of such material, which description may consist of, but is not restricted to, the use of charts or tables that provide data points and describe or interpret the data.

     The aforementioned narrative descriptions are included in the body of the Proxy Statement in this EDGAR filing at the points at which their graphic or image counterparts occur in the typeset/printed Proxy Statement. The following is a list of the omitted graphic or image material, cross-referenced to the location of its narrative description in the text of this EDGAR filing.

                                      LOCATION OF NARRATIVE DESCRIPTION
     OMITTED GRAPHIC OR IMAGE                  IN EDGAR FILING
- -----------------------------------   ----------------------------------
Line graph entitled 'Comparison of
  Five Year Cumulative Total
  Return' .........................   Page 11 of the Proxy Statement
                                      under the heading 'Comparison of
                                      Five Year Cumulative Total Return'

Line graph entitled 'Comparison of
  One Year Cumulative Total Return'   Page 11 of the Proxy Statement
                                      under the heading 'Comparison of
                                      One Year Cumulative Total Return'

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                          OF PLY GEM INDUSTRIES, INC.

              PROXY--ANNUAL MEETING OF STOCKHOLDERS, MAY 12, 1994

     The undersigned hereby appoints Jeffrey S. Silverman, Herbert P. Dooskin and Elihu H. Modlin, and each of them, proxies and attorneys-in-fact of the undersigned, with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Ply Gem Industries, Inc. held of record by the undersigned on March 14, 1994 at the Annual Meeting of Stockholders to be held on May 12, 1994 or any adjournment thereof.

           (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)

  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /x/

                                                       FOR all     WITHHOLD
                                                      nominees     AUTHORITY
                                                       listed     to vote for
                                                     (except as       all
                                                      marked to    nominees
                                                         the        listed
                                                      contrary       below
                                                       below)
1. ELECTION OF DIRECTORS:
   Herbert P. Dooskin, Joseph Goldenberg, David
   Gotterer, Monte R. Haymon, Albert Hersh, Elihu       / /          / /
   H. Modlin and Jeffrey S. Silverman

   INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the blank space below.

   ______________________________________________

                                                     YES    NO    ABSTAIN
2. Approval of a proposal to adopt the Incentive     / /    / /     / /
   Compensation Plan.

3. Approval of a proposal to adopt the 1994          / /    / /     / /
   Employee Incentive Stock Plan.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS '1', '2' AND '3' ABOVE.

Dated: _______________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________
                      Signature of Stockholder(s)

Please sign exactly as your name or names appear to the left hereof. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                            PLY GEM INDUSTRIES, INC.
                          INCENTIVE COMPENSATION PLAN
Section 1. Purpose

  The purpose of this Plan is to recognize and reward key employees of the Company for the attainment of established performance goals reflecting both annual and long-term results which further the success of the Company.

Section 2. Definitions

  For Plan purposes, the following terms shall have the following respective meanings:

  (a) "Award" means a payment or payment opportunity granted to a Participant pursuant to Section 5 of the Plan.

  (b) "Board" means the Board of Directors of Ply Gem Industries,Inc.

  (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  (d) "Committee" means a committee designated by the Board and comprised of two or more non-employee members of the Board, each of whom is an "outside director" within the meaning of Section 162(m) of the Code.

  (e) "Company" means Ply Gem Industries, Inc., including any subsidiary and division, and any other entity in which the Company has a significant equity interest, as determined by the Committee.

  (f) "Net Profit Margin" means the quotient resulting form dividing Net Income by Net Sales for the applicable period designated by the Committee.

  (g) "Net Income" means such amount as is reported in the Company's annual report to stockholders, but before extraordinary items and the cumulative effect of accounting changes, for the applicable period.

  (h) "Net Sales" means such amount as is reported in the Company's annual report to stockholders, or comparable amount for a subsidiary or division, for the applicable period.

  (i) "Operating Income" means such amount of income from operations as is reported in the Company's annual report to stockholders, or comparable amount for a subsidiary or division, for the applicable period.

  (j) "Participant" means an employee of the Company designated by the Committee to receive an Award.

  (k)"Performance Period" means either, as designated by the Committee, a single fiscal year of the Company, or three successive fiscal years of the Company.

  (l) "Plan" means the Incentive Compensation Plan as set forth herein and as may be amended from time to time pursuant to Section 14.

  (m) "RONA" means the quotient resulting from dividing Operating Income, by the average of applicable net assets, as determined by the Committee, for the applicable period.

Section 3. Administration

  (a) The Committee shall have full power and authority to construe, interpret and administer the Plan and to make rules and regulations subject to the provisions of the Plan. All decisions, actions, determinations and interpretations of the Committee shall be made in its sole discretion and shall be final, conclusive and binding on all parties.

  (b) No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him, or on his behalf, in his capacity as a member of the Committee or for any mistake of judgment made in good faith. To the extent permitted by law, the Company shall indemnify and hold harmless each member of the Committee and each other officer, employee or director of the Company to whom any duty or power relating to the administration of the Plan has been delegated, against any cost or expense (including counsel and related fees) or liability (including any sum paid in settlement of a claim with approval of the Committee) arising out of any act or omission in connection with the Plan unless arising out of such person's own fraud, gross negligence, willful misconduct or bad faith.

Section 4. Eligibility for Participation

  (a) The Committee shall select Participants from among officers and other key employees of the Company. No member of the Committee or other non-employee member of the Board shall participate in the Plan.

  (b) The Committee may also grant an Award to a person (or his or her beneficiary or estate) who has terminated employment with the Company prior to the end of a Performance Period based on the terms of the Award or the Committee's determination that the person is deserving of such an Award.

Section 5. Determination and Payments of Award

  (a) For each Performance Period, the Committee shall, in its discretion, establish target award levels and respective performance measure(s) which are to be attained for the applicable Award(s). The performance measures used shall be Net Profit Margin, Net Income, Net Sales, Operating Income, and RONA, either solely or in combination, as established in the discretion of the Committee.

  (b) Following the conclusion of the applicable Performance Period, the Committee shall authorize the payment of Awards to Participants. However, an Award payment to any one Participant for a fiscal year Performance Period shall not exceed five percent (5%) of Operating Income for such year and an Award payment to any one Participant for a three-year Performance Period shall not exceed two percent (2%) of cumulative Operating Income for such period.

  (c) Awards may be paid in cash, shares of Common Stock or a combination and payments may be deferred pursuant to Section 7, all as determined by the

Committee.

Section 6. Withholding Tax

  The Company shall deduct from any payments under the Plan, a sufficient amount to cover withholding of any federal, state or local taxes required by law.

Section 7. Payment Deferrals

  The Committee may require or permit Participants to elect to defer the payment of Awards under such rules and procedures as it may establish under the Plan, including providing for the payment or crediting of interest on the deferred amounts or the payment or crediting of dividend equivalents if deferred amounts are denominated in Common Stock equivalents.

Section 8. Transferability and Exercisability

  Awards and rights to deferred payments, granted under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

Section 9. Other Benefit and Compensation Programs

  Unless otherwise specifically determined by the Committee, settlements of Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law of any country, or benefits that may be provided pursuant to a contractual obligation of the Company. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

Section 10. Unfunded Plan

  Unless otherwise determined by the Committee, the Plan, and any deferred amounts under Section 7 hereof, shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

Section 11. Future Rights

  No person shall have any claim or rights to be granted an award under the Plan, and no participant shall have any rights under the Plan to be retained in the employ of the Company. Likewise, participation in the Plan will not in any way affect the Company's right to terminate the employment of the participant at any time with or without cause. Participation in the Plan with respect to any Performance Period shall not affect the Committee's right to include or exclude any person for participation with respect to any other Performance Period.

Section 12. Governing Law

  The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of New York and applicable federal law.

Section 13. Successors and Assigns

  The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors.

Section 14. Amendment or Termination

  The Committee may from time to time amend or terminate the Plan, provided that no amendment shall increase the maximum amount payable to a Participant for a Performance Period as specified in Section 5; and further provided that no amendment will cause an Award to become subject to the tax deduction limitation contained in section 162(m) of the Code.

Section 15. Effective Date

  The Plan shall become effective upon its approval by the stockholders of the Company. Such approval shall constitute the effectiveness of Awards granted by the Committee prior to such approval for purposes of qualifying such Awards for the performance-based exemption provided under section 162(m) of the Code.

                        PLY GEM INDUSTRIES, INC.

                   1994 EMPLOYEE INCENTIVE STOCK PLAN


  SECTION 1. Purpose; Definitions.

  The purpose of the Ply Gem Industries, Inc. 1994 Employee Incentive Stock Plan (the "Plan") is to better enable the Company and its Subsidiaries to attract, retain and reward key employees and strengthen the existing mutuality of interests between such key employees and the Company's stockholders, by offering such key employees stock options and/or restricted stock. The Plan also enables the Company to offer incentives to executives of companies which are acquired by the Company from time to time as incentives and inducements for employment. The Plan shall be effective as of the date of approval by the stockholders of the Company.


  For purposes of the Plan, the following terms shall be defined as set forth below:

  a. "Board" means the Board of Directors of the Company.

  b. "Cause" means a felony conviction of a participant or the failure of a participant to contest prosecution for a felony, or a participant's willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company or any Subsidiary.

  c. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

  d. "Committee" means the Committee referred to in Section 2 of the Plan. If at any time no Committee shall be in office, or if the grant of a Stock Option or Restricted Stock may, in the discretion of the Committee or the Board, constitute a conflict of interest, then the functions of the Committee specified in the Plan shall be exercised by the Board.

  e. "Company" means Ply Gem Industries, Inc., a corporation organized under the laws of the State of Delaware or any successor corporation.

  f. "Disability" means disability as determined under procedures established by the Committee for purposes of this Plan.

  g. "Disinterested Person" shall have the meaning set forth in Rule 16b-3(d)(3) as promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Commission and shall be such person as referred to as an "Outside Director" pursuant to the provision of the Regulations promulgated under Section 162(m) of the Code.

  h. "Effective Date" of the Plan shall be the date of approval by the Stockholders of the Company.

  i. "Eligible Participant" or "Eligible Employee" means any executive or key employee of the Company or a Subsidiary, including any executive of a company which is acquired by the Company or a Subsidiary, who is responsible for and contributes to the management growth and/or profitability for the business of the Company or its Subsidiaries.

  j. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

  k. "Fair Market Value" means, as of any given date, unless otherwise determined by the Committee in good faith, the mean between the highest and lowest quoted selling price, regular way, of the Stock on the American Stock Exchange (or the principal exchange upon which the Stock is listed) or, if no such sale of Stock occurs on such date, the fair market value of the Stock as determined by the Committee in good faith.

  l. "Incentive Stock Option" means any Stock Option intended to be and designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

  m. "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

  n. "Plan" means this Ply Gem Industries, Inc. 1994 Employee Incentive Stock Plan, as hereinafter amended from time to time.

  o. "Restricted Stock" means an award of shares of Stock that is subject to restrictions under Section 5 below.

  p. "Retirement" means normal or early retirement in accordance with the Company's policies as in effect from time to time.

  q. "Stock" means the Common Stock, $.25 par value per share, of the Company.

  r. "Stock Option" or "Option" means any option to purchase shares of Stock (including Incentive Stock Options and Non-Qualified Stock Options).

  s. "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

  In addition, the terms "Change in Control", "Potential Change in Control" and "Change in Control Price" shall have meanings set forth, respectively, in Sections 6(b), (c) and (d) below.


  SECTION 2. Administration.

  The Plan shall be administered by a Committee of not less than two members of the Board who qualify as Disinterested Persons and who shall be appointed by the Board.


  The Committee shall have full authority to grant, pursuant to the terms of the Plan, to Eligible Participants Stock Options and Restricted Stock.

  The Committee shall have the authority:

    (i) to select the Eligible Participants to whom Stock Options and Restricted Stock may from time to time be granted hereunder;

   (ii) to determine whether and to what extent Incentive Stock Options, Non-Qualified Stock Options or Restricted Stock are to be granted hereunder to one or more Eligible Participant;

  (iii) to determine the number of shares to be covered by each such award granted hereunder;

   (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder;

    (v) to determine whether and under what circumstances a Stock Option may be settled in cash and/or Restricted Stock under Section 4(k) instead of Stock; and

   (vi) to determine whether, to what extent and under what circumstances Option grants and/or Restricted Stock are to be made.

  Subject to Section 7 hereof, the Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

  All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee's sole discretion and shall be final and binding on all persons, including the Company and Plan participants; provided, however, that no decision or action taken by the Committee shall impair the rights of any holder of a Stock Option or other award granted pursuant to the Plan without the holder's consent.


  SECTION 3. Stock Subject to Plan.

  The total number of shares of Stock reserved and available for distribution under the Plan shall be 2,250,000 shares. Such shares may be either authorized but unissued shares or treasury shares.

  If any shares of Stock that have been reserved and available for issuance in accordance with the Plan as aforesaid, cease to be subject to a Stock Option (as a result of forfeiture or otherwise), or if any Restricted Stock award granted hereunder is forfeited, such shares shall again be available for distribution in connection with future awards under the Plan. Shares of Stock used as payment in exercising a Stock Option or for tax withholding shall be available for future Stock Options or Restricted Stock; provided, however, that such additional shares shall not be made available if such action will cause the Plan not to comply with Rule 16b-3 under the Securities Exchange Act of 1934.

  In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend, Stock split or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, and in the number and option price of shares subject to outstanding Options granted under the Plan, as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares subject to any award shall always be a whole number. In the event of an extraordinary dividend or any other material change in the Company's capital structure, similar adjustments shall be made if, and to the extent, deemed appropriate by the Board.

  SECTION 4. Stock Options.

  Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve. The maximum number of Stock Options which may be granted under the Plan during any one year to any employee of the Company shall be 250,000; provided however, that up to 750,000 options may be granted to Jeffrey S. Silverman, Chairman of the Company, in accordance with a formula based on increases and decreases in the Company's net income included in his employment agreement.

  Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.

  The Committee shall have the authority to grant to any optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options, provided such option grants comply with the requirements of Section 162(m) of the Code.

  Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

  (a) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than the Fair Market Value of the Stock at grant.

  (b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten years after the date the Option is granted.

  (c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant, provided, however, that except as provided in Section 4(f) and (g) and Section 7, unless otherwise determined by the Committee at or after grant, no Incentive Stock Option shall be exercisable prior to the first anniversary date of the granting of the Option. If the Committee provides, in its sole discretion, that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after grant in whole or in part, based on such factors as the Committee shall determine, in its sole discretion.

  (d) Method of Exercise. Subject to whatever installment exercise provisions apply under Section 4(c), Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased.

  Such notice shall be accompanied by payment in full of the purchase price, either by check, note or such other instrument as the Committee may accept. As determined by the Committee, in its sole discretion, payment in full or in part may also be made in the form of unrestricted Stock already owned by the optionee.

  If payment of the option exercise price of a Non-Qualified Stock Option is made in whole or in part in the form of Restricted Stock, such Restricted Stock (and any replacement shares relating thereto) shall remain (or be) restricted in accordance with the original terms of the Restricted Stock award in question, and any additional Stock received upon the exercise shall be subject to the same forfeiture restrictions, unless otherwise determined by the Committee, in its sole discretion, at or after grant.

  No shares of Stock shall be issued upon the exercise of a Stock Option until full payment therefor has been made. An optionee shall generally have the rights to dividends or other rights of a stockholder with respect to shares subject to the Option when the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in Section 9(a).

  (e) Non Transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

  (f) Termination by Death. Subject to the provisions of the Plan, if an optionee's employment by the Company and/or any Subsidiary terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent such option was exercisable at the time of death or on such accelerated basis as the Committee may determine at or after grant (or as may be determined in accordance with procedures established by the Committee), by the legal representative of the estate or by the legatee of the optionee under the will of the optionee for a period of twelve months (or such other period as the Committee may specify at grant) from the date of such death or the date of appointment of the legal representative of such estate, if any, or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

  (g)  Termination by Reason of Disability or Retirement.  Subject to the

provisions of the Plan, if an optionee's employment by the Company and any Subsidiary terminates by reason of Disability or Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination or on such accelerated basis as the Committee may determine at or after grant (or as may be determined in accordance with procedures established by the Committee), for a period of one year (or such other period as the Committee may specify at grant) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that, if the optionee dies within such one-year period (or such other period as the Committee shall specify at grant), any unexercised Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or six months from the appointment of the legal representative of the estate of the deceased employee, if any, or until the end of the one-year period specified above, whichever expires later but in no event beyond the expiration of the stated term of such Stock Option. In the event of termination of employment by reason of Disability or Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

  (h) Other Termination. Unless otherwise determined by the Committee (or pursuant to procedures established by the Committee) at or after grant, if an optionee's employment by the Company and/or any Subsidiary terminates for any reason other than death, Disability or Retirement, the Stock Option shall thereupon terminate, except that such Stock Option may be exercised, to the extent otherwise then exercisable, for the lesser of three months or the balance of such Stock Option's term if the optionee is involuntarily terminated by the Company or any Subsidiary without Cause.

  (i) Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under
Section 422 of the Code as may be in effect from time to time, or, without the consent of the optionee(s) affected, to disqualify any Incentive Stock Option
under such Section 422.   The Committee shall have the authority to amend the
Plan so that it conforms with Section 422 of the Code as in effect from time to time.

  (j) Buyout Provisions. The Committee may at any time offer to purchase (or exchange) for Cash, Stock or Restricted Stock, an option previously granted under the Plan based on such terms and conditions as the Committee shall establish and communicate to the optionee at the time that such offer is made.

  (k) Settlement Provisions. If the option agreement so provides at grant or is amended after grant and prior to exercise to so provide (with the optionee's consent), the Committee may require that all or part of the shares to be issued with respect to the spread value of an exercised Option take the form of Restricted Stock, which shall be valued on the date of exercise on the basis of the Fair Market Value (as determined by the Committee) of such Restricted Stock determined without regard to the deferral limitations and/or forfeiture restrictions involved.

  (l) Financing. If the Committee so determines, the Company shall make or arrange for a loan to an employee with respect to the exercise of Stock Options. The Committee shall have full authority to decide whether such a loan should be made and to determine the amount, term and other provisions of any such loan, including the interest rate to be charged, if any, whether the loan is to be with or without recourse against the borrower, the security, if any, therefor, the terms on which the loan is to be repaid and the conditions, if any, under which it may be forgiven. However, no loan hereunder shall have a term (including extensions) exceeding 10 years in duration or be in an amount exceeding 90% of the total purchase price paid by the borrower.


  SECTION 5. Restricted Stock.

  (a) Administration. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient of Restricted Stock (subject to Section 5(b)), the time or times within which such awards may be subject to forfeiture, and all other terms and conditions of the awards. The maximum number of shares of Restricted Stock which may be granted under the Plan during any one year to any one employee shall be 250,000.

  The Committee may, subject to Section 162(m) of the Code, condition the grant of Restricted Stock upon the attainment of specified performance measures or longevity goals or such other factors as the Committee may determine, in its sole discretion. The performance measures that the Committee may use consist of net income, income from operations, net sales, and return or net assets or sales.

  The provisions of Restricted Stock awards need not be the same with respect to each recipient.

  (b) Awards and Certificates. The prospective recipient of a Restricted Stock award shall not have any rights with respect to such award, unless and until such recipient has executed an agreement evidencing the award and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such award.

    (i) The purchase price for shares of Restricted Stock, if any, shall be at least par value.

   (ii) Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the award date, by executing a Restricted Stock Award Agreement and paying whatever price (if any) is required and currently due under Section 5(b)(i).

  (iii)  Each participant receiving a Restricted Stock award shall be issued a stock certificate in respect of such shares of Restricted Stock. Such certificate shall be registered in the name of such participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such award.

   (iv) The Committee may require that the stock certificates evidencing such shares be held in custody by the Company or the Company's designee, until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such award.

  (c) Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to this Section 5 shall be subject to the following restrictions and conditions:

    (i) Subject to the provisions of this Plan and the award agreement, during a period set by the Committee commencing with the date of such award (the "Restriction Period"), the participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. Within these limits, the Committee, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance and/or such other factors or criteria as the Committee may determine, in its sole discretion.

   (ii) Except as provided in this paragraph (ii) and Section 5(c)(i), the participant shall have, with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any cash dividends. However, the Committee, in its sole discretion, as determined at the time of award, may permit or require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested, subject to
Section 9(e), in additional shares of Restricted Stock (subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued) to the extent shares are available under Section 3, or otherwise reinvested. Pursuant to Section 3 above, Stock dividends issued with respect to Restricted Stock shall be treated as additional shares of Restricted Stock that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

  (iii) Subject to the applicable provisions of the award agreement and this Section 5, upon termination of a participant's employment with the Company and/or any Subsidiary for any reason during the Restriction Period, all shares still subject to restriction will vest, or be forfeited, in accordance with the terms and conditions established by the Committee.

   (iv) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period,

certificates for an appropriate number of unrestricted shares shall be delivered to the participant promptly.


  SECTION 6. Change in Control Provisions.

  (a)  Impact of Event.  In the event of:

       (1)  a "Change in Control" as defined in Section  6(b), or

       (2) a "Potential Change in Control" as defined in Section 6(c), but only if and to the extent so determined by the Committee or the Board at or after grant (subject to any right of approval expressly reserved by the Committee or the Board at the time of such determination), the following acceleration and valuation provisions shall apply:

              (i) The restrictions and limitations applicable to any Restricted Stock, in each case to the extent not already vested under the Plan, shall lapse and such shares and awards shall be deemed fully vested.

             (ii) The value of all outstanding Stock Options to the extent then exercisable, shall, unless otherwise determined by the Committee in its sole discretion at or after grant but prior to any Change in Control, be "cashed out" on the basis of the "Change in Control Price" as defined in Section 6(d) as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Committee may determine prior to the Change in Control. As used in this Section 6(a)(ii), the term "cashed out" shall mean the amount equal to the difference in the Change in Control Price and the exercise price of an outstanding Stock Option.

  (b) Definition of "Change in Control". For purposes of Section 6(a), a "Change in Control" means the happening of any of the following:

        (i) When any "person" as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), or any person, entity or group specifically excluded by the Board, directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time) of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities;

       (ii) When, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section 6(b)(ii); or

      (iii) The occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a Subsidiary or an Affiliated Company (or any person, entity or group, as such terms are defined in Section 6(b)(i) above, specifically excluded by the Board) through purchase of assets, or by merger, or otherwise.

  (c)  Definition of "Potential Change in Control".  For purposes of
Section 6(a) a "Potential Change in Control" means the happening of any one of the following:

         (i) The approval by stockholders of an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined in Section 6(b); or

        (ii) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group, as such terms are defined in
Section 6(b)(i) above (other than the Company or a Subsidiary or any Company employee benefit plan (including any trustee of such plan acting as such trustee) or any person, entity or group, as such terms are defined in Section 6(b)(i) above, specifically excluded by the Board) of securities of the Company representing five percent or more of the combined voting power of the Company's outstanding securities and the adoption by the Board of Directors of a resolution to the effect that a Potential Change in Control of the Company has occurred for purposes of this Plan; or

       (iii) The commencement by any person, entity or group (as such terms are defined in Section 6(b)(i) above) of a tender offer and the adoption by the Board of a resolution to the effect that a Potential Change in Control has occurred for purposes of this Plan.

  (d)  Definition of "Change In Control Price".  For purposes of this
Section 6, "Change in Control Price" means the highest price per share paid in any transaction reported on the American Stock Exchange (or the principal exchange upon which the Stock is listed), paid in any bona fide transaction, or offered pursuant to a bona fide offer, including a tender offer, related to a potential or actual Change in Control of the Company at any time during the sixty-day period immediately preceding the occurrence of the Change in

Control (or, where applicable, the occurrence of the Potential Change in Control event), in each case as determined by the Committee.


  SECTION 7. Amendments and Termination.

  The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made which would impair the rights of an optionee or participant under a Stock Option and/or Restricted Stock award theretofore granted, without the optionee's or participant's consent, or which, without the approval of the Company's stockholders, would:

  (a) except as expressly provided in this Plan, increase the total number of shares reserved for the purpose of the Plan or increase the annual share maximums;

  (b) except as expressly provided in this Plan, decrease the option price of any Stock Option to less than 100% of the Fair Market Value on the date of grant;

  (c) change the employees, participants, classes of employes or classes or participants eligible to participate in the Plan; or

  (d)  extend the maximum option period under Section 4(b) of the Plan.

  The Committee may amend the terms of any Stock Option or other award theretofore granted, prospectively or retroactively, but, subject to this Section 7, no such amendment shall impair the rights of any holder without the holder's consent. The Committee may also substitute new Stock Options for previously granted Stock Options (on a one for one or other basis), including previously granted Stock Options having higher option exercise prices.

  Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable securities and tax laws and accounting rules, as well as other developments.


  SECTION 8. Unfunded Status of Plan.

  The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder, provided, however, that, unless the Committee otherwise determines with the consent of the affected participant, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.



  SECTION  9. General Provisions.

  (a) The Committee may require each person purchasing shares pursuant to a Stock Option or other award under the Plan to represent to and agree with the Company in writing that the optionee or participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

  All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

  (b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

  (c) The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time.

  (d) No later than the date as of which an amount first becomes includable in the gross income of the participant for Federal income tax purposes with respect to any award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations may be settled with Stock, including Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company and its Subsidiaries and its Affiliated Companies shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

  (e) The actual or deemed reinvestment of dividends or dividend equivalents in additional Restricted Stock at the time of any dividend payment shall only be permissible if sufficient shares of Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options).


  (f) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.


  SECTION  10. Term of Plan.

  No Stock Option or Restricted Stock award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but awards granted prior to such tenth anniversary may extend beyond that date.